Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Energy XXI Ltd
Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-186488) and Form S-8 (Nos. 333-155065, 333-163736, 333-173865 and 333-177095) of Energy XXI Ltd and subsidiaries (the “Company”) of our reports dated September 27, 2016, relating to the consolidated financial statements, financial statement schedule and the effectiveness of Energy XXI Ltd and subsidiaries’ internal control over financial reporting, which appear in this Form 10-K. Our reports contain an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Houston, Texas
September 27, 2016